                                                                      Exhibit 11


                          J. C. PENNEY COMPANY, INC.
                         and Consolidated Subsidiaries

                  Computation of Net Income Per Common Share
                  -------------------------------------------
              (Amounts in millions except per common share data)



                                                       39 Weeks Ended
                                              -------------------------------
                                              Oct. 26, 1996    Oct. 28, 1995
                                             ---------------  ---------------
                                             Shares   Income  Shares   Income
                                             ------   ------  ------   ------
Primary:
-------

Net income                                            $  471           $  512
Dividend on Series B ESOP convertible
 preferred stock (after-tax)                             (30)             (31)
                                                      ------           ------
Adjusted net income                                      441              481

Weighted average number of shares
 outstanding                                  225.5            227.6
Common stock equivalents:
 Stock options and other dilutive effects       2.8              2.6
                                             ------   ------  ------   ------
                                              228.3   $  441   230.2   $  481
                                             ======   ======  ======   ======

Net income per common share                           $ 1.93           $ 2.09
                                                      ======           ======




Fully diluted:
-------------

Net income                                            $  471           $  512
Tax benefit differential on ESOP dividend
 assuming stock is fully converted                        (2)              (1)
Assumed additional contribution to ESOP
 if preferred stock is fully converted                    (1)              (4)
                                                      ------           ------
Adjusted net income                                      468              507

Weighted average number of shares
 outstanding (primary)                        228.3            230.2
Maximum dilution                                0.3              0.0
Convertible preferred stock                    19.5             20.7
                                             ------   ------  ------   ------
                                              248.1   $  468   250.9   $  507
                                             ======   ======  ======   ======

Net income per common share                           $ 1.89           $ 2.02
                                                      ======           ======
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